Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
January 29, 2020

CHESAPEAKE ENERGY CORPORATION PROVIDES PRELIMINARY 2019 FOURTH QUARTER RESULTS AND OPERATIONAL UPDATE
OKLAHOMA CITY, January 29, 2020 - Chesapeake Energy Corporation (NYSE:CHK) today released preliminary 2019 fourth quarter production results and operational achievements. Highlights include:

Delivered Expected 2019 Production within Capital Expenditure Guidance:

•	Average estimated 2019 fourth quarter oil production range of 125,000 to 126,000 barrels (bbls) of oil per day

•	Average estimated 2019 fourth quarter equivalent production range of 476,000 to 478,000 barrels of oil equivalent (boe) per day

•	Estimated 2019 fourth quarter capital expenditures of approximately $480 to $490 million

Continued Progress Restoring Balance Sheet, Improving Cash Costs and Maintaining Liquidity:

•	Eliminated approximately $900 million in debt, including retiring the Brazos Valley Longhorn, L.L.C. (“Brazos Valley”) secured revolving credit facility and debt structure in December

•	Reduced gathering, processing and transportation and general and administrative expenses by approximately $1.20 per boe, or over $335 million, in 2019 compared to 2018

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As of December 31, 2019, the company had borrowed $1.590 billion under its revolving credit facility, compared to $1.504 billion drawn at September 30, 2019, resulting in approximately $1.4 billion of liquidity available as of December 31, 2019; approximately $300 million of debt matures in 2020

Reduced Costs and Grew Production in the Brazos Valley:

•	Increased oil production by 6% year over year, growing average per well Eagle Ford peak oil rates by approximately 40% to approximately 900 bbls of oil per day

•	Reduced 2019 average well costs per lateral foot by approximately 9%, recognizing approximately $54 million in drilling and completions savings year over year

Doug Lawler, Chesapeake’s President and Chief Executive Officer, commented, “We delivered strong cash flow during the quarter on lower costs and higher oil volumes. Natural gas and natural gas liquids volumes were sequentially lower due to our decisions to direct capital to the highest-margin opportunities in our portfolio, enhancing our profitability. Our strong results in the fourth quarter have continued into early 2020 and are setting the foundation for the company to reach free cash flow this year. We remain committed to achieving further meaningful debt reduction through asset sales, capital markets transactions and cost discipline."

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Balance Sheet and Hedge Position Update

As of December 31, 2019, Chesapeake’s principal amount of debt outstanding was approximately $8.9 billion, compared to $9.7 billion as of September 30, 2019. In December 2019, Chesapeake entered into a secured first lien last out 4.5-year term loan facility for $1.5 billion to finance a tender offer for unsecured notes issued by Brazos Valley and Brazos Valley Longhorn Finance Corp., each a wholly owned subsidiary of Chesapeake, and to fund the retirement of Brazos Valley’s secured revolving credit facility. The company also exchanged new 11.5% Senior Secured Second Lien Notes due 2025 for certain outstanding senior unsecured notes. These transactions resulted in the removal of approximately $900 million of debt from the company’s balance sheet.

As of January 29, 2020, including January and February derivative contracts that have settled in 2020, Chesapeake had downside protection on approximately 32 million bbls of oil at an average price of $59.90 per bbl, and downside protection on approximately 265 billion cubic feet (bcf) of gas at an average price of $2.76 per thousand cubic feet of gas.

Operations Update and Highlights

Chesapeake's average daily production for the 2019 fourth quarter is projected at approximately 476,000 to 478,000 boe per day, including 125,000 to 126,000 bbls of oil per day. The company’s 2019 fourth quarter projection for total capital expenditures is approximately $480 to $490 million.

In Chesapeake’s Brazos Valley area in central Texas, total net field production reached a record of approximately 56,000 boe per day for the 2019 fourth quarter, including 40,000 bbls of oil per day. Recent highlights include two three-well Beran pads located in Burleson County, Texas, which, with longer laterals and optimized completions, have achieved average peak 24-hour initial production rates per well of 1,625 boe per day, of which approximately 1,550 barrels were oil.

Since Chesapeake closed the Brazos Valley acquisition on February 1, 2019, the company placed 81 wells on production in 2019 while utilizing four rigs and developing 655,000 feet of gross lateral footage, compared to 99 wells placed on production during 2018 by the previous operator using five rigs which developed 660,000 feet of gross lateral footage. As expected in the company’s acquisition analysis, average completed well costs in 2019 for Lower Eagle Ford wells were approximately $8.0 million, or $940 per foot of completed lateral. Chesapeake estimates a total of approximately $250 million in cost savings and revenue improvements to the Brazos Valley asset was realized during the eleven months it operated the asset in 2019, achieving its projected synergies.

In the company’s South Texas Eagle Ford asset, total net production grew from the 2019 third quarter low, reaching approximately 104,000 boe per day in the 2019 fourth quarter, of which 60,000 barrels were oil.
In the Powder River Basin (PRB) in Wyoming, the company largely recovered from the production challenges experienced in the 2019 third quarter and early fourth quarter, averaging approximately 21,000 bbls of oil per day in December. Building on the successful Niobrara well announced in the 2019 third quarter, the company turned four additional Niobrara wells to sales during the 2019 fourth quarter, with outstanding results. To date, four of the five wells have averaged peak initial 24-hour production rates of over 2,000 boe per day, including approximately 1,200 bbls of oil.

In the Marcellus Shale in northeast Pennsylvania, capital efficiencies and wider spacing continue to deliver strong results, including a daily gross field production record of 2.67 billion cubic feet of gas per day set in November 2019 and a net production record for the 2019 fourth quarter of approximately 975 million cubic feet (mmcf) of gas per day. Additionally, the company initiated a field compression program in 2019, installing over 70 pad compressors resulting in a capital efficient average gross base production uplift of approximately 60 mmcf of gas per day since May. In 2020, the company plans to expand this program to match operating conditions of offset operators with over 30 pad compressors currently planned to be installed.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.

This news release includes "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, statements regarding our anticipated 2019 fourth quarter results, statements regarding our intentions to expand the field compression program and anticipated number of pad compressors to be installed, management's guidance or forecasts of future events, production, capital expenditure expense and other estimates, production and well connection forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, expected lateral lengths of wells, general and administrative expenses, capital expenditures, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.

Our condensed consolidated financial statements and related operating data as of and for the three months and year ended December 31, 2019 are not yet available. The estimates of such information in this release are based on our preliminary operating and financial results as of and for the three months ended December 31, 2019, and, as of the date of this release, have not been finalized. These preliminary estimates are derived from our internal records and are based on the most current information available to management. We have prepared these estimates on a basis materially consistent with our historical financial results and in good faith based on our internal reporting as of and for the three months ended December 31, 2019. However, the preliminary financial and operating estimates are not reviewed and are unaudited, and our normal reporting processes with respect to the preliminary operational and financial results in this release have not been fully completed. During the course of our review process of our operating and financial results as of and for the three months ended December 31, 2019, we could identify items that would require us to make adjustments and that could affect our final results. Any such adjustments could be material.

Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations; downgrade in our credit rating requiring us to post more collateral under certain commercial arrangements; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; an interruption in operations at our headquarters due to a catastrophic event; certain anti-takeover provisions that affect shareholder rights; and our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.

Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management's best judgment only as of the date of this news release.